EXHIBIT 10.75

SECURITIES EXCHANGE AGREEMENT AND GENERAL RELEASE

THIS SECURITIES EXCHANGE AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated November 1st, 2017 (the “Effective Date”), is executed by and between Cool Technologies, Inc., a Nevada corporation (the “Company”) and Black Mountain Equities, Inc. (“Black Mountain”). The Company and Black Mountain are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated as of February 13, 2017 pursuant to which Black Mountain purchased a security from the Company in the form of a promissory note in the principal amount of $45,000 (the “Note”);

WHEREAS, the amount outstanding pursuant to the Note, as of November 1st, 2017, is; $47,451.68

WHEREAS, in lieu of repaying the principal amount owed pursuant to the Note, the Company has agreed to issue to Black Mountain and Black Mountain has agreed to accept, 949,034 shares of the Company’s $0.001 par value common stock (the ”Shares”) and only the Shares in exchange for the note and in full repayment of the Note; and

WHEREAS, to induce Black Mountain to sign this agreement, the Company has agreed to add another 10,880 shares of the Company’s $0.001 par value common stock (the ”Shares”) to the aforementioned total, thereby making the total number of shares to be issued 959,914.

WHEREAS, the Parties desire hereby to fully and finally settle any and all potential claims between them with respect to the Note.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein it is stipulated and agreed, by and between the undersigned, that any claims which may arise from any amounts owed by the Company to Black Mountain pursuant to the Note (including due to any events of default under the Note) (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Exchange of the Note for the Shares. In exchange for the Note and acknowledgement of full repayment thereof, the Company shall issue the Shares to Black Mountain on or before November 8nd, 2017. Upon issuance of the Shares, the Note shall be fully repaid. The Shares shall be restricted securities and may only be resold pursuant to an effective registration statement under the Securities Act of 1933, as amended, (the “Securities Act”) or an exemption from the registration requirements of Section 5 of the Securities Act,, including Rule 144 thereunder. The Company shall instruct its Transfer Agent to issue the shares electronically to Black Mountain’s brokerage account via the DWAC system as long as Black Mountain provides the Transfer Agent with a legal opinion stating the shares are eligible to be to be resold pursuant to Rule 144. The Company hereby acknowledges that Black Mountain’s holding period for the Shares issued pursuant to this Agreement, tacks Black Mountain’s holding period for the note and that commencement of Black Mountain’s holding period for the Shares shall thereby be deemed to be the day Black Mountain purchased the Note from the Company, that being September 13, 2016. . The Company hereby agrees not to take a position contrary to the one elucidated in this paragraph with respect to Black Mountains holding period for the Shares. The Company agrees to take all actions necessary to issue the Shares free of any restrictions or restrictive legend without the need for any action by Black Mountain. The Company further represents that it is not now and has not been a “shell” company as that term is defined in Rule 144(i) promulgated under the Securities Act for forty-eight months.

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Section 2. Default. In the event that the Company defaults in issuing the Shares to Black Mountain on or before November 9th, 2017, this Agreement shall be deemed null and void at the sole option of Black Mountain.

Section 3. Release by Black Mountain. Upon issuance of the Shares, and subject to the other conditions in this Agreement, Black Mountain, on their own behalf, and on behalf of their respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Black Mountain Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Black Mountain Releasing Parties, whether the same be at law, in equity or mixed, which such Black Mountain Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Black Mountain Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Black Mountain from bringing appropriate proceedings to enforce the obligations of the Company set forth in this Agreement and/or to fulfill its obligations hereunder, none of which are released hereby until Black Mountain’s receipt of the Shares (subject to the conditions in Section 2).

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Black Mountain and each of their respective past, present or future employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors, assigns, and related business entities (collectively, the “Black Mountain Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Black Mountain Released Parties, in respect of or arising from the Settled Claims, (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Black Mountain hereunder, none of which are released hereby until the Company’s receipt of the Note.

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Section 6. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 7. Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 9. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10. Amendment; Governing Law/Venue. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law. All disputes hereunder shall be adjudicated in the appropriate federal or state court in San Diego, CA.

Section 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 13. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 14. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

Cool Technologies, Inc.

By:	/s/ Timothy Hassett
Name:	Timothy Hassett
Title:	Chief Executive Officer

Black Mountain Equities, Inc.

By:	/s/ Adam Baker
Name:	Adam Baker
Title:	President

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